EXHIBIT 10.1
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                        INNOVATIVE MICRO TECHNOLOGY, INC.

                           CHANGE IN CONTROL AGREEMENT
                           ---------------------------


            THIS AGREEMENT (the "Agreement"), made and entered into as of the 15th day of April, 2002, by and between INNOVATIVE MICRO TECHNOLOGY, INC. a Delaware corporation (the "Company") and John S. Foster
("Executive").

                            W I T N E S S E T H:

            WHEREAS, the Company (including subsidiaries and divisions) has always followed compensation policies intended to reward executives for past services and to demonstrate to them that the Company is concerned with the welfare of its employees and intends to see that loyal executives are treated fairly; and

            WHEREAS, the Company regards the continued services of Executive to be in the best interests of the Company and its shareholders and desires to assure the continued services of Executive on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt to change control of the Company; and

            WHEREAS, Executive is willing to remain in the employ of the Company upon the understanding that the Company will provide him or her with income security if his or her employment is terminated under certain conditions following a change in control of the Company;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

         1.1 "the Company" means and includes Innovative Micro Technology, Inc., and any subsidiary or division thereof, as the context may require.

         1.2 "Base Amount" means the sum of (a) Executive's then monthly base salary; (b) Executive's then monthly car allowance, if any, and (c) one-twelfth of an amount equal to any bonus that Executive received or was entitled to receive for the fiscal year immediately preceding a Change in Control. 1.1


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         1.3  "Cause"  means (a)  Executive's  continued  failure to perform his duties after a written demand for substantive performance is delivered by the Company's Board of Directors to Executive documenting specific areas of repeated and continuing nonperformance, or (b) Executive's willful, reckless or grossly negligent misconduct materially injurious to the Company; provided, however, that "Cause" shall be deemed not to have occurred unless and until a resolution shall have been adopted by the affirmative vote of two-thirds of the entire membership of the Company's Board of Directors after reasonable notice to Executive of such Cause and reasonable opportunity for Executive and his or her counsel to be heard.

         1.4 "Change in Control" means any of the following:


             (a) The Company is merged, consolidated or reorganized into or with another Person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of the combined Person immediately after such transaction are held in the aggregate by the holders of the combined voting power of the Voting Stock immediately prior to such transaction;

             (b) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other Person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of the Voting Stock of the Company immediately prior to such sale or transfer; or

             (c)  Any  Person  becomes  the   beneficial   owner  (as  the  term
"beneficial  owner" is used in Section  13(d)(3) or Section 14(d)(2) of the 1934
Act) of securities representing 20% or more of the Voting Stock.

         1.5 "Disability" means Executive's absence from his or her duties with the Company for a contiguous period of nine months as a result of Executive's incapacity due to physical or mental illness, provided that notice of Executive's termination due to Disability is provided to Executive within the 30-day period following such nine-month period.

         1.6 "Medical Benefits" mean all group, life insurance, medical and dental care plans and all disability insurance provided by the Company to Executive immediately before Executive's Termination of Employment.

         1.7 "Options" means all the options to purchase shares of Capital Stock of the Company granted to Executive under the Company's various employee benefit plans (as defined in Rule 405 promulgated under the Securities Act of 1933), whether or not such options are vested or not.

         1.8 "Person" means any person or entity as defined or referred to in Sections 3(a) (9) and 13 (d) (1) et seq. of the Securities Exchange Act of 1934 and rules of the Securities and Exchange Commission promulgated thereunder.

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         1.9 "Restricted  Stock" means shares of the Company's Common Stock that have been issued to Executive and are subject to forfeiture or repurchase by the Company, or the sale of which is restricted unless certain financial objectives are achieved by the Company.

         1.10 "Retirement" means termination by the Company or Executive of Executive's employment based on Executive's having reached age 65 or such other age as shall have been fixed in any arrangement established with Executive's consent with respect to Executive.

         1.11 "Termination of Employment" means the termination of Executive's employment with the Company, within three years after a Change in Control, by either (a) the Company (other than for "Cause"); or (b) Executive (other than by Retirement, death or Disability) following the occurrence, without Executive's consent, of any of the following events ("Good Reason"):

         (i) the assignment to Executive of duties inconsistent with and adverse to Executive's position, duties, responsibilities and status with the Company immediately prior to such Change in Control of the Company, or an adverse change in Executive's titles or offices as in effect immediately prior to such Change in Control of the Company, or a reduction of Executive's duties or responsibilities as in effect immediately prior to such change in Control of the Company, or any removal of Executive from or any failure to reelect Executive to any of such positions, except in connection with termination of Executive's employment for Disability, Retirement or Cause or as a result of Executive's death or by Executive other than for Good Reason;

         (ii) A reduction in Executive's base salary and bonus compensation unless such reduction is part of a uniformly applied program of reductions reasonably adopted due to the Company's then business condition;

         (iii) A failure to increase Executive's base salary on or before the later to occur of 12 months from the date of the last increase in Executive's base salary or 60 days following such Change in Control, in an amount not less than 50% of the average annual percentage base salary increase for all "Corporate Executives" of the Company in the 36 months preceding the date on which such increase shall be due. For purposes of this subparagraph (iii), "Corporate Executives" of the Company shall mean the Chief Executive Officer of the Company and each of the Company executives who report directly to the Chief Executive Officer.

         (iv) A failure of the Company to continue in effect any benefit or incentive plan or arrangement in which Executive is participating at the time of such Change in Control, or the taking of any action by the Company which would adversely affect Executive's participation in or materially reduce Executive's benefits under any such plan or arrangement or deprive Executive of any material fringe benefit enjoyed by Executive at the time of such Change in Control, unless such failure results from a uniformly applied program of reductions reasonably adopted due to the Company's then business condition;

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         (v)   Executive is either (x)  transferred to a principal work location which will require him to travel more than twenty-five (25) miles from his or her then principal residence to his or her new principal work location, or (y) he or she is required to engage in a substantially increased amount of travel on the Company's business;

         (vi) any material breach by the Company or any provision of this Agreement.


         1.12  "Voting  Stock"  means,   from  time  to  time,  the  outstanding
securities entitled to vote generally in the election of directors of the Company.

     2. Payment Upon Termination of Employment. Subject to Section 10 below, within 10 days immediately following a Termination of Employment, the Company shall forthwith pay Executive a lump sum equal to twelve multiplied by the Base Amount.

     3. Continuation of Insurance. For a period of 12 months following Executive's Termination of Employment or until such time that Executive shall be employed by an employer who provides Executive with medical benefits substantially similar to the Medical Benefits, Executive shall receive the same Medical Benefits that he or she (and his or her family, if applicable) received from the Company prior to his or her Termination of Employment; provided, however, that if the plans pursuant to which the Medical Benefits were provided to Executive have been or are modified, Executive shall be entitled to substantially similar Medical Benefits from other reputable sources. Executive shall be required to pay the same amount for such Medical Benefits as he or she paid prior to his or her Termination of Employment.

     4. Acceleration of Options and Removal of Restrictions on Restricted Stock. Immediately upon or following Termination of Employment, (i) all shares covered by Executive's Options shall become immediately and fully exercisable, and shall remain exercisable until the expiration thereof, and Executive shall have the right to purchase, by exercise of such Options, all or any portion of the shares covered by such Options; provided however, that in no event may any Option be exercised after the expiration date thereof, and (ii) all Restricted Stock shall become fully vested and released from any repurchase or forfeiture rights; any restrictions on the sale of the Restricted Stock shall be removed and the Restricted Stock shall be fully saleable, subject to any other applicable restrictions that may affect the sale of the Restricted Stock.

     5. Representation by Executive; No Employment Contract. Executive represents that it is his or her present intention to continue in the employ the Company and he or she is not currently aware of any facts or circumstances that would cause him or her to change such intention in the foreseeable future. Executive acknowledges that Executive has been advised and understands that this Agreement shall not, however, be deemed in any way to create a contract of employment between the Company and Executive.

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     6. Expenses of Executive.  the Company agrees to pay or reimburse Executive for all costs and expenses (including court costs and attorneys, fees) incurred by Executive (a) in the successful prosecution or settlement of any claim or action by Executive to enforce his or her rights under this Agreement, or (b) in any other action or proceeding, not involving such a claim or action by Executive, which challenges the validity or enforceability of this Agreement or any similar agreements with other employees of the Company. The Company further agrees to pay or reimburse Executive for all costs and expenses (including legal and accounting fees and expenses) incurred by Executive in connection with any audit or review by the Internal Revenue Service of any excise tax imposed on any payments under this Agreement.

     7. Liability for Taxes. the Company shall have no liability for any tax liability of Executive attributable to any payment made under this Agreement. The Company may withhold from any such payment such amounts as may be required by applicable provisions of the Internal Revenue Code, other tax laws, and the rules and regulations of the Internal Revenue Service and other tax agencies, as in effect at the time of any such payment.

     8. Termination of Agreement. This Agreement shall terminate and be of no further effect (except to the extent that any obligation of the Company hereunder remains unpaid as of such time) upon the first to occur of (a) termination of Executive's employment with the Company for any reason, whether voluntarily or involuntary, prior to a Change in Control; (b) termination of Executive's employment by the Company due to Executive's death, Retirement, Disability or for Cause or by Executive other than for Good Reason; (c) 36 months from the date of a Change of Control, or (d) 12 months following the date that written notice of termination of this Agreement is provided to Executive by the Company's Board of Directors, if a Change in Control does not occur within that 12-month period.

     9. Other Plans. To the extent that Executive shall receive payments under this Agreement, he or she shall not be eligible to receive severance benefits under the Company's standard severance policy; provided, however, that notwithstanding the previous sentence, Executive shall be entitled to receive paid time off and shall be entitled to such other benefits as described in
Section 3 of this Agreement.

     10. Taxes. The Company shall not make the payment provided in Section 2 above to the extent that such payment, after taking into account any other payments in the nature of compensation payable to (or for the benefit of) the Executive contingent on a Change in Control, would result in "parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). This determination shall be made by a nationally recognized accounting firm (the "Accounting Firm") within 15 days after the date on which the payment provided in Section 2 is otherwise triggered. The Accounting Firm shall be selected by the Company. The Accounting Firm shall provide the Company and the Executive with detailed calculations supporting its determinations. All fees and expenses of the Accounting Firm shall be borne by the Company.

     11. No Obligation to Mitigate. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by

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Executive  as the result of  employment  by another  employer  after the date of termination, or otherwise.

      12. General Provisions.

         12.1 Subject to the provisions of Section 12.4 below, no right, benefit or interest hereunder shall be subject to assignment except by operation of law to the personal representative or heirs of Executive if Executive dies after Termination of Employment but prior to the making of the payment required by section 2, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process.

         12.2 Except as provided in Section 8, this Agreement may not be amended, modified or canceled except by written agreement of the parties.

         12.3 In the event that the scope of any provision of this Agreement, or portion thereof, shall be determined to be unenforceable to its full extent, then such provision, or portion thereof, shall be enforced to the maximum extent permitted by law. In the event that any provision of this Agreement, or portion thereof, is determined to be invalid in its entirety, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

         12.4 This Agreement shall be binding upon and inure to the benefit of Executive (and his or her personal representative), the Company, and any successor organization or organizations which shall succeed to substantially all of the business and property of the Company, whether by means of merger, consolidation, acquisition of substantially all of the assets of the Company or otherwise, including by operation of law.

         12.5 This Agreement has been made in and shall be governed by and construed in accordance with the laws of the State of California.

         12.6 This Agreement shall supersede and replace in its entirety any previous agreement between the parties relating to the same subject matter. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby.

            IN  WITNESS   WHEREOF,   the  parties   hereto  have  executed  this
Indemnification Agreement as of the date first above written.


                              INNOVATIVE MICRO TECHNOLOGY, INC.,
                              a Delaware corporation



                              By    /s/ John S. Foster
                                    ------------------
                                    Name:   John S. Foster
                                    Title:  Chairman and CEO


                                    EXECUTIVE

                                    /s/ John S. Foster
                                    ------------------
                                    John S. Foster
                                    Name:

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